Exhibit 1.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares of Lombard Medical, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 27th day of December 2016.

MicroPort Scientific Corporation

By:	/s/ Dr. Zhaohua Chang

Name / Title: Dr. Zhaohua Chang, Executive Director

New Alliance FF Limited

By:	/s/ Qu Lie Feng

Name / Title: Qu Lie Feng, Representative

MicroPort NeuroTech CHINA Corp LIMITED

By:	/s/ Dr. Zhaohua Chang

Name / Title: Dr. Zhaohua Chang, Director